CONFIRMING STATEMENT


This Statement confirms that the undersigned, Eric Robison, has authorized and designated Mitzi Chang and Vincent Fontanilla to execute and file on the undersigneds behalf all Forms ID, 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigneds ownership of or transactions in securities of CNET Networks, Inc. The authority of Eric Robison, under this Statement shall continue until the undersigned is no longer required to file the Forms ID, 3, 4, and 5 with regard to his/her ownership of or transactions in securities in CNET Networks, Inc., unless earlier revoked in writing. The undersigned acknowledges that Mitzi Chang and Vincent Fontanilla are not assuming any of the undersigneds responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:   May 25, 2007                                      /s/
                                                      Eric Robison